Exhibit 99.1

Signet Jewelers Reports Record First Quarter Earnings

EPS $1.87, up 26.4%; Adjusted EPS $1.95, up 20.4%; Fiscal 2017 Earnings Guidance Reaffirmed

HAMILTON, Bermuda--(BUSINESS WIRE)--May 26, 2016--Signet Jewelers Limited (“Signet”) (NYSE: SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended April 30, 2016 (“first quarter Fiscal 2017”).

Highlights:

  Diluted earnings per share ("EPS") grew 26.4%. Adjusted EPS grew 20.4%.
  Same store sales up 2.4%. Total sales $1.6 billion up 3.2%. Total sales at constant exchange rate up 3.9%.
  Annual earnings guidance reaffirmed.
  Zale acquisition integration progressing well; synergies remain on-target.
  Repurchased over 1.1 million shares in first quarter for $125.0 million.
  Conducting strategic evaluation of credit portfolio; first quarter credit metrics improved sequentially and in-line with expectations.

Mark Light, Chief Executive Officer of Signet Jewelers said, “Signet delivered another period of solid performance resulting in record first quarter EPS and strong operating margin expansion. We gained profitable market share despite a challenging retail environment through strong sales of Ever Us and other fashion jewelry collections as well as select branded bridal. Our 26% EPS growth was driven by higher same store sales and total sales along with solid expense management and synergies, leading to 190 basis points of operating margin expansion. In addition to delivering earnings results at the top end of our guided range, we achieved sales growth across real estate formats and in each of our divisions and our credit metrics showed strong sequential improvement.

Mr. Light added, "This Sunday marks the two-year anniversary of the close of our acquisition of Zale. The integration continues to go extremely well across all aspects of our business. The synergies we expect to deliver this year will be mostly driven by operating expense savings as a result of the sound investments and strategic management of the integration over the past couple of years. Learnings from our customer segmentation study and business results since the acquisition have validated our growth assumptions, and we have an enviable position with the three leading U.S. brands in a heavily fragmented and growing middle market jewelry industry. We are pursuing the opportunity to grow square footage both near-term, driven principally by Kay, and medium-term driven more by Zales.

“I want to thank all Signet team members for their contributions to our results. Their superior experience and dedication is the key to our ability to deliver consistently solid performance in an ever-changing environment.”

EPS Analysis:

First quarter EPS was $1.87. First quarter Adjusted EPS was $1.95. Adjusted EPS can be reconciled to EPS as follows:

	Adjustments
EPS	Purchase accounting	Integration	Adjusted EPS[1]
$1.87	$(0.04)	$(0.04)	$1.95
1.	Throughout this release, Signet uses adjusted metrics which adjust for purchase accounting and integration costs in relation to the Zale acquisition and its integration into Signet. See non-GAAP reconciliation tables. Adjusted EPS is a non-GAAP measure and is defined as EPS adjusted for the impact of purchase accounting and integration costs. Purchase accounting includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Integration costs are severance and consulting costs associated with organizational changes and information technology ("I/T") implementations to drive synergies.

Financial Guidance:

13 weeks ended July 30, 2016 (2nd Quarter)
Same store sales	1.0% to 2.0%
EPS	$1.39 to $1.46
Adjustments (purchase accounting and integration costs)	($0.10) to ($0.08)
Adjusted EPS	$1.49 to $1.54

Fiscal 2017 (Annual)
Same store sales	2.0% to 3.5%
EPS	$7.88 to $8.23
Adjustments (purchase accounting and integration costs)	($0.37) to ($0.32)
Adjusted EPS	$8.25 to $8.55

Effective tax rate	27% to 28%
Capital expenditures	$315 million to $365 million
Net selling square footage growth	3.0% to 3.5%

Capital expenditures will be driven primarily by new Kay and Jared stores, store remodels, and I/T to support global implementations. Most of Signet’s new square footage growth is slated for real estate channels other than enclosed malls.

Cumulative Net Synergies
Fiscal 2017 (Fiscal 2016 plus Fiscal 2017)	$158 million to $175 million
Fiscal 2018 (Fiscal 2016 plus Fiscal 2017 plus Fiscal 2018)	$225 million to $250 million

Fiscal 2017 Store and Kiosk Changes
Net selling
	Gross locations	Net locations	square feet
Kay Jewelers	+60 to +70	+55 to +65	+7% to 8%
Jared	+8 to +10	+5 to +7	+2% to 3%
Zales	+30 to +35	+15 to +20	+2% to 3%
Peoples	0 to +3	~0	~0
Regional stores in total	0	-45 to -50	-10% to -11%
Piercing Pagoda	+35 to +40	+20 to +30	+1% to +2%
H.Samuel	+12 to +15	+10 to +12	+1% to +2%
Ernest Jones	0 to +3	~0	~0
Signet Total	+145 to +176	+55 to +89	+3.0% to +3.5%

Strategic Evaluation of Credit Portfolio

Signet also announced that its Board of Directors has authorized management to conduct a strategic evaluation of the Company’s credit portfolio. Goldman Sachs has been engaged as the Company’s financial advisor in this process. Signet will consider a full range of options with respect to its credit operations and update investors as appropriate.

Mr. Light said, “We are always looking for the best ways to optimize our operating model, and to that end, the Board has determined to undertake a formal and comprehensive strategic evaluation of the Company’s credit portfolio. This is a top priority and as we move through this review, we will remain focused on executing our operational plans and driving profitable growth in our business. The primary objective of this process will be to ensure Signet has an optimized business structure that enhances our ability to execute against our strategic objectives which in turn delivers value for shareholders.”

First quarter Fiscal 2017 Sales Highlights:

Signet's total sales were $1,578.9 million, up $48.3 million or 3.2%, compared to $1,530.6 million in the 13 weeks ended May 2, 2015 ("first quarter Fiscal 2016"). Same store sales increased 2.4% compared to an increase of 3.6% in the first quarter Fiscal 2016, driven primarily by strong sales in select branded bridal and diamond fashion jewelry. Ecommerce sales in the first quarter Fiscal 2017 were $80.1 million, or 5.1% of sales, up $3.2 million, or 4.2%, compared to $76.9 million in the first quarter Fiscal 2016.

Overall, average transaction value ("ATV") was higher and number of transactions were lower due to merchandise mix.

  Sterling Jewelers' same store sales increased 2.3%. ATV increased 5.7% and the number of transactions decreased 5.6%. This was driven principally by strong sales of select branded bridal jewelry as well as fashion jewelry and lower sales of Charmed Memories and low-priced promotional items which tend to drive more transactions.
  Zale Jewelry's same store sales increased 2.0%. ATV increased 5.8%, while the number of transactions decreased 3.7%. This was driven primarily by strong sales of diamond fashion jewelry as well as branded bridal and lower sales of low-priced promotional items which tend to drive more transactions.
  Piercing Pagoda's same store sales increased 5.6%. ATV increased 13.7%, while the number of transactions decreased 6.9%. The higher sales were driven principally by strong sales of gold chains and diamond jewelry. Transactions declined primarily due to fewer piercings.
  UK Jewelry's same store sales increased 3.4%. ATV increased 4.3% and the number of transactions decreased 1.0%. This was driven principally by strong sales of diamond jewelry and prestige watches. Transactions declined due primarily to beads and fashion watches.
Sales change from previous year
First quarter Fiscal 2017	Same store sales¹	Non-same store sales, net²	Total sales at constant exchange rate³	Exchange translation impact	Total sales	Total sales (in millions)

Kay	4.7%	1.7%	6.4%	—%	6.4%	$634.5
Jared	(1.7)%	3.3%	1.6%	—%	1.6%	$300.2
Regional brands	(3.6)%	(8.7)%	(12.3)%	—%	(12.3)%	$45.7
Sterling Jewelers division	2.3%	1.5%	3.8%	—%	3.8%	$980.4
Zales Jewelers	3.1%	2.2%	5.3%	—%	5.3%	$313.1
Gordon’s Jewelers	(9.3)%	(9.5)%	(18.8)%	—%	(18.8)%	$16.9
Zale US Jewelry	2.4%	1.3%	3.7%	—%	3.7%	$330.0
Peoples Jewellers	(0.5)%	1.6%	1.1%	(6.4)%	(5.3)%	$44.7
Mappins	(1.6)%	(4.0)%	(5.6)%	(6.2)%	(11.8)%	$6.7
Zale Canada Jewelry	(0.6)%	0.8%	0.2%	(6.4)%	(6.2)%	$51.4
Zale Jewelry	2.0%	1.2%	3.2%	(0.9)%	2.3%	$381.4
Piercing Pagoda	5.6%	1.9%	7.5%	—%	7.5%	$69.0
Zale division	2.5%	1.4%	3.9%	(0.9)%	3.0%	$450.4
H.Samuel	2.7%	(0.4)%	2.3%	(5.8)%	(3.5)%	$72.2
Ernest Jones	4.0%	1.9%	5.9%	(5.8)%	0.1%	$71.8
UK Jewelry division	3.4%	0.6%	4.0%	(5.7)%	(1.7)%	$144.0
Other segment	—%	46.4%	46.4%	—%	46.4%	$4.1
Signet	2.4%	1.5%	3.9%	(0.7)%	3.2%	$1,578.9
Adjusted Signet[3]						$1,583.1
Notes: 1=For stores open for at least 12 months. 2=For stores not open in the last 12 months. 3=Non-GAAP measure.

First quarter Fiscal 2017 Financial Highlights:

Gross margin was $600.4 million or 38.0% of sales, up 100 basis points versus first quarter Fiscal 2016. Adjusted gross margin rate was 38.2%, up 40 basis points from first quarter Fiscal 2016. The higher adjusted gross margin rate was mostly related to the Zale division and favorably driven by gross margin synergies such as sourcing, favorable commodity costs, and leverage on store occupancy.

  Sterling Jewelers gross margin increased $16.4 million compared to first quarter Fiscal 2016. The gross margin rate increased 20 basis points due to commodity costs.
  Zale gross margin increased $18.7 million, or 320 basis points, compared to first quarter Fiscal 2016. Included in gross margin were purchase accounting adjustments totaling $4.0 million compared to $15.5 million in prior year. Adjusted gross margin in the Zale division increased $7.2 million, or 90 basis points, compared to first quarter Fiscal 2016 as synergies favorably affected many areas including merchandise margins, distribution costs, and store operating costs.
  UK Jewelry gross margin decreased $1.2 million compared to prior year first quarter, and the gross margin rate decreased 30 basis points. The gross margin rate decline was driven principally by lower sales and merchandise margin deleverage as a result of currency exchange rates.

Selling, general, and administrative expense ("SGA") was $462.7 million or 29.3% of sales compared to $453.2 million or 29.6% of sales in first quarter Fiscal 2016. Included in first quarter Fiscal 2017 SGA are adjustments of $6.6 million.

  First quarter Fiscal 2017 adjusted SGA was $456.1 million or 28.8% of adjusted sales compared to $450.9 million or 29.3% in the prior year. The favorable 50 basis points of leverage was due primarily to lower store and corporate payroll expenses related to organizational realignment as well as lower advertising expenses offset in part by I/T expenses related to Signet’s I/T modernization and standardization initiatives.

Other operating income was $74.3 million compared to $63.5 million in the prior year first quarter, up $10.8 million or 17.0%. The increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances.

In first quarter Fiscal 2017 Signet's operating income was $212.0 million, or 13.4% of sales, compared to $176.2 million, or 11.5% of sales, in first quarter Fiscal 2016. Included in first quarter Fiscal 2017 operating income are adjustments of $10.6 million. Adjusted operating income was $222.6 million, or 14.1% of adjusted sales, compared to $194.0 million, or 12.6% of adjusted sales in the prior year reflecting 150 basis points of operating leverage this year.

Operating income, net ($ in millions)	First Quarter Fiscal 2017		First Quarter Fiscal 2016
	$	% of sales	$	% of sales
Sterling Jewelers division	198.3	20.2%	178.2	18.9%
Zale division[1]	26.1	5.8%	15.5	3.5%
UK Jewelry division	1.3	0.9%	0.5	0.3%
Other[2]	(13.7)	nm	(18.0)	nm
1.	In the first quarter Fiscal 2017, Zale division includes net operating loss impact of $5.3 million for purchase accounting adjustments. Excluding the impact from accounting adjustments, Zale division's operating income was $31.4 million or 6.9% of sales. The Zale division operating income included $18.3 million from Zale Jewelry or 4.8% of sales and $7.8 million from Piercing Pagoda or 11.3% of sales. In the first quarter Fiscal 2016, Zale division includes net operating loss impact of $11.4 million for purchase accounting adjustments. Excluding the impact from accounting adjustments, Zale division's operating income was $26.9 million or 6.0% of sales. The Zale division operating income included $10.4 million from Zale Jewelry or 2.8% of sales and $5.1 million from Piercing Pagoda or 7.9% of sales.
2.	Other includes $5.3 million and $6.4 million of transaction and integration expenses in the first quarter of Fiscal 2017 and 2016, respectively. Amounts represent advisor fees for legal, tax, information technology implementations and consulting services, as well as severance costs.
nm	not meaningful

Income taxes were $53.4 million, compared to $46.4 million in first quarter Fiscal 2016, resulting in a first quarter Fiscal 2017 effective tax rate of 26.7%, versus 28.1% in first quarter Fiscal 2016, driven by the anticipated annual mix of pre-tax income by jurisdiction.

Balance Sheet and Other Highlights

Cash and cash equivalents were $113.0 million as of April 30, 2016 compared to $122.6 million as of May 2, 2015. The lower cash position was primarily due to share repurchases partially offset by favorable cash provided by operating activities. During the first quarter Fiscal 2017, Signet repurchased $125.0 million worth of its stock, or 1,121,543 shares at an average cost of $111.45 per share. As of April 30, 2016, there was $760.6 million remaining under Signet's share repurchase authorization programs.

Sterling division in-house net accounts receivable were $1,654.3 million, up 11.1% compared to $1,489.4 million as of May 2, 2015 driven primarily by a higher in-house credit penetration rate combined with higher average purchases. The Sterling Jewelers in-house credit participation rate was 61.7% in first quarter Fiscal 2017 compared to 60.7% in first quarter Fiscal 2016 which contributed to an increase in credit sales of 5.6%.

  For the first quarter Fiscal 2017, finance charge income was $72.8 million and net bad debt was $33.6 million -- a favorable difference of $39.2 million. This was favorable to the prior year by $2.9 million.
  Non-performing loans and the total valuation allowance as a percentage of gross receivables were 3.6% and 6.6%, respectively, at the end of first quarter Fiscal 2017. Both ratios were down 40 basis points from the prior quarter and up 10 basis points from the prior year first quarter. Sequentially, fiscal year-end to the first quarter of the following year, the aging metrics both improved 10 basis points compared to prior year. Credit team execution and credit marketing initiatives drove improvement in the credit receivable mix.

Net inventories were $2,512.6 million, up 1.0% compared to $2,487.8 million at the prior year period. The increase was lower than sales growth due to strong inventory management.

Long-term debt was $1,311.5 million compared to $1,347.2 million in the prior year period. Long-term debt is entirely representative of the financing of the Zale acquisition. Signet's credit programs are self-funded and therefore not vulnerable to rising interest rates, as the primary value of the program is in the facilitation of jewelry sales not the spread on rates.

Signet has a diversified real estate portfolio. Based upon sales, slightly more than half of Signet's selling square footage is in enclosed malls and nearly half is in a variety of other real estate types. On April 30, 2016, Signet had 3,611 stores totaling 5.0 million square feet of selling space. Compared to prior year-end, store count decreased by 14 stores.

Store count	Jan 30, 2016	Openings	Closures	Apr 30, 2016
Kay	1,129	3	—	1,132
Jared	270	1	—	271
Regional brands	141	—	(10)	131
Sterling Jewelers division	1,540	4	(10)	1,534
Zales	730	5	(5)	730
Gordons	59	—	(4)	55
Peoples	145	—	—	145
Mappins	43	—	(5)	38
Total Zale Jewelry	977	5	(14)	968
Piercing Pagoda	605	7	(6)	606
Zale division	1,582	12	(20)	1,574
H.Samuel	301	—	—	301
Ernest Jones	202	—	—	202
UK Jewelry division	503	—	—	503
Signet	3,625	16	(30)	3,611

Quarterly Dividend:

Reflecting the Board's confidence in the strength of the business, Signet's ability to invest in growth initiatives, and the Board's commitment to building long-term shareholder value, a quarterly cash dividend of $0.26 per Signet Common Share was declared for the second quarter of Fiscal 2017 payable on August 26, 2016 to shareholders of record on July 29, 2016, with an ex-dividend date of July 27, 2016.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website. The call details are:

Dial-in:	1-647-788-4901	Conference ID: 1710201

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet's business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale's operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2016 Annual Report on Form 10-K filed with the SEC on March 24, 2016. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

The below tables reflect the impact of costs associated with the acquisition of Zale Corporation. Management finds the information useful to analyze the results of the business excluding these items in order to appropriately evaluate the performance of the business without the impact of significant and unusual items. Management views acquisition-related impacts as events that are not necessarily reflective of operational performance during a period. In particular, management believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Non-GAAP Reconciliation for the first quarter ended April 30, 2016 (in mil. of $ except per share data)
	Signet		Purchase Accounting[1]	Integration Costs[2]	Adjusted Signet
Sales	1,578.9	100.0%	(4.2)	—	1,583.1	100.0%
Cost of sales	(978.5)	(62.0)%	0.2	—	(978.7)	(61.8)%
Gross margin	600.4	38.0%	(4.0)	—	604.4	38.2%
Selling, general and administrative expenses	(462.7)	(29.3)%	(1.3)	(5.3)	(456.1)	(28.8)%
Other operating income, net	74.3	4.7%	—	—	74.3	4.7%
Operating income	212.0	13.4%	(5.3)	(5.3)	222.6	14.1%
Interest expense, net	(11.8)	(0.7)%	—	—	(11.8)	(0.8)%
Income before income taxes	200.2	12.7%	(5.3)	(5.3)	210.8	13.3%
Income taxes	(53.4)	(3.4)%	2.0	2.0	(57.4)	(3.6)%
Net income	146.8	9.3%	(3.3)	(3.3)	153.4	9.7%
Earnings per share – diluted	1.87		(0.04)	(0.04)	1.95
1.	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to the Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the acquisition. The acquisition accounting adjustment results in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the amortization of acquired intangibles.
2.	Integration costs are severance and consulting costs associated with organizational changes and I/T implementations to drive synergies.

Non-GAAP Reconciliation for the first quarter ended May 2, 2015 (in mil. of $ except per share data)
	Signet		Purchase Accounting[1]	Transaction Costs[2]	Adjusted Signet
Sales	1,530.6	100.0%	(8.6)	—	1,539.2	100.0%
Cost of sales	(964.7)	(63.0)%	(6.9)	—	(957.8)	(62.2)%
Gross margin	565.9	37.0%	(15.5)	—	581.4	37.8%
Selling, general and administrative expenses	(453.2)	(29.6)%	4.1	(6.4)	(450.9)	(29.3)%
Other operating income, net	63.5	4.1%	—	—	63.5	4.1%
Operating income	176.2	11.5%	(11.4)	(6.4)	194.0	12.6%
Interest expense, net	(11.0)	(0.7)%	—	—	(11.0)	(0.7)%
Income before income taxes	165.2	10.8%	(11.4)	(6.4)	183.0	11.9%
Income taxes	(46.4)	(3.0)%	4.0	2.4	(52.8)	(3.4)%
Net income	118.8	7.8%	(7.4)	(4.0)	130.2	8.5%
Earnings per share – diluted	1.48		(0.09)	(0.05)	1.62
1.	Includes deferred revenue adjustments related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans previously sold by Zale Corporation. Similar to the Sterling Jewelers division, historically, Zale Corporation deferred the revenue generated by the sale of lifetime warranties and recognized revenue in relation to the pattern of costs expected to be incurred, which included a profit margin on activities related to the initial selling effort. In acquisition accounting, deferred revenue is only recognized when a legal performance obligation is assumed by the acquirer. The fair value of deferred revenue is determined based on the future obligations associated with the outstanding plans at the time of the acquisition. The acquisition accounting adjustment resulted in a reduction to the deferred revenue balance from $183.8 million to $93.3 million as of May 29, 2014 as the fair value was determined through the estimation of costs remaining to be incurred, plus a reasonable profit margin on the estimated costs. Revenues generated from the sale of extended services plans subsequent to the acquisition are recognized in revenue in a manner consistent with Signet’s methodology. Additionally, accounting adjustments include the recognition of a portion of the inventory fair value step-up of $32.2 million and amortization of acquired intangibles.
2.	Transaction costs include transaction-related and integration expenses associated with advisor fees for legal, tax, accounting and consulting expenses. These costs are included within Signet’s Other segment.

Condensed Consolidated Income Statements (Unaudited)

	13 weeks ended

(in millions, except per share amounts)	April 30, 2016	May 2, 2015
Sales	1,578.9	1,530.6
Cost of sales	(978.5)	(964.7)
Gross margin	600.4	565.9
Selling, general and administrative expenses	(462.7)	(453.2)
Other operating income, net	74.3	63.5
Operating income	212.0	176.2
Interest expense, net	(11.8)	(11.0)
Income before income taxes	200.2	165.2
Income taxes	(53.4)	(46.4)
Net income	146.8	118.8
Earnings per share:
Basic	$1.87	$1.49
Diluted	$1.87	$1.48
Weighted average common shares outstanding:
Basic	78.6	80.0
Diluted	78.7	80.2
Dividends declared per share	$0.26	$0.22

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	April 30, 2016	January 30, 2016	May 2, 2015
Assets
Current assets:
Cash and cash equivalents	113.0	137.7	122.6
Accounts receivable, net	1,689.3	1,756.4	1,499.9
Other receivables	63.7	84.0	56.5
Other current assets	161.2	152.6	130.6
Income taxes	1.4	3.5	5.3
Inventories	2,512.6	2,453.9	2,487.8
Total current assets	4,541.2	4,588.1	4,302.7
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $993.6, $949.2 and $848.8, respectively	725.7	727.6	668.7
Goodwill	519.7	515.5	520.7
Intangible assets, net	430.4	427.8	445.9
Other assets	157.2	154.6	132.1
Deferred tax assets	—	—	2.2
Retirement benefit asset	53.5	51.3	38.1
Total assets	6,427.7	6,464.9	6,110.4
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	110.1	57.7	43.0
Accounts payable	255.7	269.1	256.5
Accrued expenses and other current liabilities	409.5	498.3	420.5
Deferred revenue	261.4	260.3	244.0
Income taxes	19.1	65.7	28.3
Total current liabilities	1,055.8	1,151.1	992.3
Non-current liabilities:
Long-term debt	1,311.5	1,321.0	1,347.2
Other liabilities	229.7	230.5	224.4
Deferred revenue	644.4	629.1	597.3
Deferred tax liabilities	88.1	72.5	57.3
Total liabilities	3,329.5	3,404.2	3,218.5
Commitments and contingencies
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 78.4 shares outstanding (January 30, 2016: 79.4 outstanding; May 2, 2015: 80.2 outstanding)	15.7	15.7	15.7
Additional paid-in capital	275.9	279.9	265.2
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 8.8 shares (January 30, 2016: 7.8 shares; May 2, 2015: 7.0 shares)	(620.4)	(495.8)	(393.2)
Retained earnings	3,665.1	3,534.6	3,238.1
Accumulated other comprehensive loss	(238.5)	(274.1)	(234.3)
Total shareholders’ equity	3,098.2	3,060.7	2,891.9
Total liabilities and shareholders’ equity	6,427.7	6,464.9	6,110.4

Condensed Consolidated Statements of Cash Flows (Unaudited)

	13 weeks ended

(in millions)	April 30, 2016	May 2, 2015
Cash flows from operating activities
Net income	146.8	118.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45.6	41.8
Amortization of unfavorable leases and contracts	(4.9)	(8.8)
Pension benefit	(0.4)	—
Share-based compensation	3.8	3.3
Deferred taxation	15.4	6.9
Excess tax benefit from exercise of share awards	(1.3)	(5.1)
Amortization of debt discount and issuance costs	0.9	0.9
Other non-cash movements	(0.3)	2.2
Changes in operating assets and liabilities:
Decrease in accounts receivable	67.4	67.7
Decrease in other receivables and other assets	18.2	5.8
Increase in other current assets	(3.5)	(1.7)
Increase in inventories	(34.8)	(43.7)
Decrease in accounts payable	(12.4)	(19.0)
Decrease in accrued expenses and other liabilities	(90.8)	(71.1)
Increase in deferred revenue	13.3	27.7
Decrease in income taxes payable	(48.1)	(57.9)
Pension plan contributions	(0.5)	(0.8)
Net cash provided by operating activities	114.4	67.0
Investing activities
Purchase of property, plant and equipment	(39.3)	(42.9)
Purchase of available-for-sale securities	(0.8)	(1.4)
Proceeds from sale of available-for-sale securities	1.2	3.5
Net cash used in investing activities	(38.9)	(40.8)
Financing activities
Dividends paid	(17.5)	(14.4)
Proceeds from issuance of common shares	0.3	0.1
Excess tax benefit from exercise of share awards	1.3	5.1
Repayments of term loan	(7.5)	(5.0)
Proceeds from securitization facility	696.5	638.2
Repayments of securitization facility	(696.5)	(638.2)
Proceeds from revolving credit facility	99.0	—
Repayments of revolving credit facility	(55.0)	—
Repurchase of common shares	(125.0)	(19.1)
Net settlement of equity based awards	(4.6)	(8.7)
Principal payments under capital lease obligations	(0.1)	(0.3)
Proceeds from (repayment of) short-term borrowings	6.0	(55.0)
Net cash used in financing activities	(103.1)	(97.3)
Cash and cash equivalents at beginning of period	137.7	193.6
Decrease in cash and cash equivalents	(27.6)	(71.1)
Effect of exchange rate changes on cash and cash equivalents	2.9	0.1
Cash and cash equivalents at end of period	113.0	122.6

CONTACT:
Signet Jewelers
Investors:
James Grant, VP Investor Relations, +1-330-668-5412
or
Media:
David Bouffard, VP Corporate Affairs, +1-330-668-5369